Exhibit 99.1

BG MEDICINE TO BEGIN TRADING ON THE OTCQB

WALTHAM, Mass., Sept. 15, 2015 (GLOBE NEWSWIRE) — BG Medicine, Inc. (Nasdaq:BGMD), the developer of the BGM Galectin-3(R) Test, today announced that on September 14, 2015, the Company was notified by The NASDAQ Stock Market LLC (“NASDAQ”) that trading in the Company’s common stock will be suspended on NASDAQ effective with the open of business on Wednesday, September 16, 2015, due to the Company’s continuing non-compliance with the stockholders’ equity requirement set forth in NASDAQ Listing Rule 5550(b) as of September 10, 2015. The September 10, 2015 date constituted the outside date by which the Company must remedy the listing deficiency in accordance with the discretion afforded the NASDAQ Listing Qualifications Hearings Panel under the NASDAQ Listing Rules. The Company understands that its common stock will be formally delisted from NASDAQ via NASDAQ’s filing of a Form 25 “Notification of Delisting” with the Securities Exchange Commission after all applicable review and appeal periods have lapsed.

The Company expects its common stock to begin trading on the OTC Market’s OTCQB market tier effective with the open of business on September 16, 2015 under its current trading symbol “BGMD.”

About BG Medicine

BG Medicine, Inc. (BGMD), the developer of the BGM Galectin-3(R) Test, is focused on the development and delivery of diagnostic solutions to aid in the clinical management of heart failure and related disorders. For additional information about BG Medicine, heart failure and galectin-3 testing, please visit www.bg-medicine.com.

The BG Medicine Inc. logo is available for download here.

About OTC Markets Group Inc.

OTC Markets Group Inc. operates Open, Transparent and Connected financial marketplaces for 10,000 U.S. and global securities. To learn how OTC Markets Group creates better informed and more efficient financial marketplaces, visit www.otcmarkets.com. OTC Link® ATS is operated by OTC Link LLC, member FINRA/SIPC and SEC registered Alternative Trading System

Contact:

Stephen Hall, EVP & Chief Financial Officer

(781) 890-1199